Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our reports dated June 27, 2019 (except for the effects of discontinued operations discussed in Note 3, as to which the date is June 25, 2021), relating to the consolidated balance sheets of Liberty Tax, Inc. and Subsidiaries (the “Company”) as of April 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2019, and the related notes (collectively referred to as the “financial statements”), and the effectiveness of internal control over financial reporting for the Company as of April 30, 2019, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this prospectus.

Our report dated June 27, 2019, on the effectiveness of internal control over financial reporting as of April 30, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2019, because the control environment, risk assessment, control activities, information and communication, and monitoring controls were not effective.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

June 25, 2021